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                                                                     Exhibit 5.1

100 PARK AVENUE                                        Watson, Farley & Williams
NEW YORK  o  NEW YORK 10017                                    NEW YORK

TELEPHONE (212) 922 2200
FACSIMILE (212) 922 1512

Website: www.wfw.com

                                       Our reference 02375.20103

April 19, 2005



Teekay LNG Partners L.P.
TK House, Bayside Executive Park
West Bay Street and Blake Road
Nassau, Commonwealth of the Bahamas



Dear Sirs:

TEEKAY LNG PARTNERS L.P. - REGISTRATION STATEMENT ON FORM F-1

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands ("Marshall Islands Law") for Teekay LNG Partners L.P., a Marshall Islands limited partnership (the "Partnership"), in connection with the preparation of a Registration Statement on Form F-1 (No. 333-120727) (the "Registration Statement") filed by the Partnership with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder, with respect to the issuance and sale by the Partnership of up to 5,500,000 common units (the "Common Units") of the Partnership.

In so acting, we have examined originals, or copies, certified to our satisfaction, of (i) the Certificate of Limited Partnership dated November 2, 2004 of the Partnership, (ii) the form of First Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") of the Partnership, (iii) the Certificate of Formation of Teekay GP L.L.C., a Marshall Islands limited liability company and the general partner (the "General Partner") of the Partnership, (iv) the form of the Second Amended and Restated Limited Liability Company Agreement of the General Partner (the "General Partner LLC Agreement"),
(v) the Registration Statement and the prospectus (the "Prospectus") included therein, (vi) the form of the underwriting agreement (the "Underwriting Agreement") among the Partnership, the representatives of the underwriters named therein, Teekay Shipping Corporation, a Marshal Islands corporation, the General Partner and Teekay LNG Operating L.L.C., a Marshall Islands limited liability company, relating to the issuance and sale of the Common Units, and (vii) originals, or copies certified to our satisfaction, of all such records of the Partnership, agreements and other documents, certificates of public officials, officers and representatives of the Partnership, the General Partner and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals

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Teekay LNG Partners L.P.
April 19, 2005                                                        Page     2


of such copies and (b) the accuracy of the factual representations made to us by officers and other representatives of the Partnership and the General Partner, whether evidenced by certificates or otherwise.

This opinion is limited to Marshall Islands Law. In rendering this opinion, we have relied on opinions of counsel in the Marshall Islands rendered in transactions which we consider to be sufficiently similar to the transactions contemplated by the Registration Statement in order to afford a satisfactory basis for such opinion, and upon our independent examination of the Associations Law of the Republic of The Marshall Islands and our knowledge and interpretation of analogous laws of the United States.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that, upon due execution and delivery of the Partnership Agreement, the General Partner LLC Agreement and the Underwriting Agreement by the parties thereto substantially in the forms examined by us, when the Common Units are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Registration Statement and Prospectus, and the Partnership Agreement, the Common Units will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. We disavow any undertaking to advise you of any changes in law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is solely for the benefit of and may be relied upon by the Partnership. This opinion may not be relied upon by any other person or entity without the prior written approval of the undersigned.

Very truly yours,

/s/ WATSON, FARLEY & WILLIAMS